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                                                                     Exhibit 11


            UNION PACIFIC CORPORATION AND SUBSIDIARY COMPANIES

                     COMPUTATION OF EARNINGS PER SHARE
                     ---------------------------------

            (In Thousands, Except Share and Per Share Amounts)
                                (Unaudited)


                                                               Nine Months
                                                           Ended September 30,
                                                      -------------------------
                                                        1994             1993
                                                      --------         --------
Average number of shares outstanding...........        205,101          204,767

Average shares issuable on exercise of stock
  options less shares repurchasable from
  proceeds.....................................            530              676
                                                      --------         --------

Total average number of common and common
  equivalent shares............................        205,631          205,443
                                                      ========         ========


Income from continuing operations..............       $723,537         $479,465

Loss from discontinued operations (Note 2).....       (432,952)          (9,040)
                                                      --------         --------

Income before cumulative effect of changes in
  accounting principles........................        290,585          470,425

Cumulative effect to January 1, 1993 of
  changes in accounting principles.............             --         (175,226)
                                                      --------         --------

Net Income.....................................       $290,585         $295,199
                                                      ========         ========

Earnings Per Share:

  Income from continuing operations............       $   3.52         $   2.33

  Loss from discontinued operations............          (2.11)           (0.04)
                                                      --------         --------

  Income before cumulative effect of changes
    in accounting principles...................           1.41             2.29

  Cumulative effect to January 1, 1993 of
    changes in accounting principles...........             --            (0.85)
                                                      --------         --------

  Net Income...................................       $   1.41         $   1.44
                                                      ========         ========
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